Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of March 31, 2022, Motorcar Parts of America, Inc. had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): its common stock, par value 0.01 per share (“Common Stock”). The following is a brief description of the securities of Motorcar Parts of America, Inc. (the “Company”). This description of the terms of the Company’s stock does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of the New York Business Corporation Law (“NYBCL”), and the full text of the Company’s certificate of incorporation, as amended to date (the “Certificate of Incorporation”), and the Company’s amended and restated bylaws (“By-laws”), copies of which are incorporated by reference to the Annual Report on Form 10-K for the year ended March 31, 2022. References herein to “we,” “us,” “our” and “our company” refer to Motorcar Parts of America, Inc. and not to any of its subsidiaries.

Authorized Capital Stock

Our authorized capital stock currently consists of 50,000,000 shares of Common Stock, and 5,000,000 shares of preferred stock, par value $0.01 per share. Our Common Stock is listed on The Nasdaq Global Select Market under the trading symbol “MPAA.” As of March 31, 2022, there were 19,104,751 shares of Common Stock issued and outstanding.

Common Stock

Voting Rights. Each stockholder of record is entitled to one vote for each outstanding share of our Common Stock owned by that stockholder on every matter properly submitted to the stockholders for their vote.

Dividends. After satisfaction of the dividend rights of holders of any preferred stock, holders of Common Stock are entitled to any dividend declared by the Company’s board of directors (the “Board of Directors”) out of funds legally available for that purpose. After the payment of liquidation preferences to holders of any preferred stock, holders of Common Stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up.

Other Rights. Holders of Common Stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The rights, preferences and privileges of holders of Common Stock are subject to, and may be injured by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. Our stockholders have no conversion, preemptive or other subscription rights, and there are no sinking fund or redemption provisions applicable to the Common Stock.

Preferred Stock

Our Board of Directors is authorized to issue, without stockholder approval, up to 5,000,000 shares of preferred stock having rights senior to those of our Common Stock. Our Board of Directors has the authority, without further stockholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. Any preferred stock, if issued, would have priority over the Common Stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of Common Stock, could adversely affect the rights and powers, including voting rights, of the Common Stock, and could have the effect of delaying, deterring or preventing a change in control of us or an unsolicited acquisition proposal.

Anti-Takeover Provisions

Some provisions of New York law, our Restated Certificate of Incorporation, as amended, and our By-laws, as amended, may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

New York Law

We are subject to Section 912 of the NYBCL, which regulates, subject to some exceptions, acquisitions of New York corporations. In general, Section 912 prohibits us from engaging in a ‘‘business combination’’ with an ‘‘interested shareholder’’ for a period of five years following the date the person becomes an interested shareholder, unless:

•	our Board of Directors approved the business combination or the transaction in which the person became an interested shareholder prior to the date the person attained this status;

•
the holders of a majority of our outstanding voting stock not beneficially owned by such interested shareholder approved such business combination at a meeting called for such purpose no earlier than five years after such interested shareholder attained his status; or

•	the business combination meets certain valuation requirements.

Section 912 defines a ‘‘business combination’’ to include, among others:

•	any merger or consolidation involving us and the interested shareholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to the interested shareholder of 10% or more of our assets;

•	the issuance or transfer by us of 5% or more of our outstanding stock to the interested shareholder, subject to certain exceptions;

•	the adoption of any plan or proposal for our liquidation or dissolution pursuant to any agreement with the interested shareholder;

•	any transaction involving us that has the effect of increasing the proportionate share of our stock owned by the interested shareholder; and

•	the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through us.

In general, Section 912 defines an ‘‘interested shareholder’’ means any person (other than the Company or a subsidiary of the Company) that is (i) the beneficial owner, directly or indirectly, of twenty percent or more of the outstanding voting stock of the Company; or (ii) is an affiliate or associate of the Company and at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of twenty percent or more of the then outstanding voting stock of the Company.

Certificate of Incorporation and By-law Provisions

Our Certificate of Incorporation and By-Laws provide that:

•	the approval of holders of a majority of the shares entitled to vote at an election of directors will be required to amend, alter or repeal our By-Laws;

•	our Board of Directors is expressly authorized to adopt, alter, amend or repeal our By-Laws;

•	in general, shareholders may not call special meetings of the shareholders or fill vacancies on our Board of Directors;

•	directors may be removed, with, by the holders of at least a majority of the outstanding shares of capital stock of the Company entitled to vote at an election of directors; and

•
we will indemnify officers and directors against losses that may be incurred by investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

Further, we may issue up to 5,000,000 shares of preferred stock in one or more series with such rights, limitations and restrictions, including dividend rights, dividend rates, terms of redemption, conversion rights and liquidation preferences. Although our Board has no present intention of doing so, it could issue shares of preferred stock (within the limits imposed by applicable law) that could, depending on the terms of such series, make it more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Limitation of Liability

Our Certificate of Incorporation provides for indemnification of directors, officers and other persons to the fullest extent allowed by law. It also provides that a director of the Company shall not be personally liable to the Company or its stockholders for damages for any breach of duty as a director, except if (i) a judgment or final adjudication adverse to the director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violating of law, (ii) the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled, or (iii) the director’s acts violated Section 719 of the New York Business Corporation Law.

Our By-laws, as amended, requires indemnification of an officer or director of the Company who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company; provided, that no indemnification shall be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to such director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The indemnification provided by our amended and restated certificate of incorporation is not exclusive of any other rights to which those seeking indemnification may be entitled under any statute, bylaw, agreement, vote of uninvolved stockholders, directors or otherwise.

Our By-laws also provide that we may advance expenses incurred by a director or officer in defending any actions in advance of their final dispositions and that we may purchase and maintain insurance covering its directors and officers and any other persons to the maximum extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.